Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Names Chief Legal and Compliance Officer

New York, July 28, 2009 — Alcoa announced today the appointment of Nicholas DeRoma as Executive Vice President, Chief Legal & Compliance Officer, effective August 3, 2009. In addition to leading Alcoa’s legal and compliance operations worldwide, Mr. DeRoma will also serve on the Alcoa Executive Council. He succeeds Michael Schell, who continues as Executive Vice President, Business Development, and a member of the Executive Council.

“Nick DeRoma has the ideal combination of skills and experience to lead Alcoa’s legal team,” said Klaus Kleinfeld, President and Chief Executive Officer. “He is a well respected lawyer with a broad international background combined with a solid track record of success addressing a wide array of business and legal issues.”

Mr. DeRoma’s extensive international experience includes assignments in Asia, Europe, Canada and the United States. Based in Canada, he was Chief Legal Officer of Nortel Networks Corporation where he headed a global staff of 475 professionals. Prior to joining Nortel, he had a highly successful 25-year career at IBM, where he served in posts in Europe, Asia and North America.

During his tenure at Nortel, his legal team dealt with a wide variety of major transactions, from the $60 billion spin-off of Nortel to $3 billion in public equity and debt offerings to more than 30 M&A deals. At IBM, he had a series of increasingly challenging assignments. Based in Hong Kong, he was General Counsel of IBM World Trade Asia Corporation. Later he served in Paris as General Counsel & Secretary of IBM World Trade Europe-Middle East-Africa, where he was responsible for IBM’s legal operations in 67 countries with revenues of more than $25 billion. After two years as Assistant General Counsel of IBM Corporation, Mr. DeRoma was appointed General Counsel of IBM North America, IBM’s largest business unit.

Mr. DeRoma is a graduate of the College of William & Mary Law School, where he was Editor of the William & Mary Law Review. He received a Bachelor of Science from the University of Connecticut. He serves on the national Board of the American Liver Foundation and is active in a number of other philanthropic organizations.

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland and has been a member of the Dow Jones Sustainability Index for seven consecutive years. Alcoa employs approximately 63,000 people in 31 countries across the world. More information can be found at www.alcoa.com.